Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2015 Annual Report to Shareholders, which is incorporated by reference in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the incorporation by reference of our report dated February 29, 2016 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Cleveland, Ohio August 22, 2016